Exhibit 99.1

Veritiv Closes Sale of Canadian

Operations to Imperial Dade

ATLANTA (May 2, 2022) – Veritiv Corporation (NYSE: VRTV), a full-service provider of business-to-business products, services, and solutions, announced today that it has completed the sale of its Veritiv Canada, Inc. business to Imperial Dade. Effective today, Veritiv’s approximately 900 employees in Canada are now employees of Imperial Dade.

“With the completion of the sale of our Canadian operations, we can further focus on our strategy to invest in higher growth, higher margin businesses and geographies, and build on our industry-leading Packaging and Facility Solutions capabilities,” said Sal Abbate, Veritiv’s Chief Executive Officer. “We thank our Canada employees for their hard work and dedication to Veritiv and we wish them well as part of the Imperial Dade team. We will continue working closely with Imperial Dade to execute a smooth and successful transition for customers and suppliers of our Canada business.”

Greenhill & Co. served as financial advisor and Sidley Austin LLP served as legal advisor on the transaction.

About Veritiv

Veritiv Corporation (NYSE: VRTV), headquartered in Atlanta and a Fortune 500® company, is a full-service provider of packaging, JanSan and hygiene products, services and solutions. Additionally, Veritiv provides print and publishing products, and logistics and supply chain management solutions. Serving customers in a wide range of industries both in North America and globally, Veritiv has distribution centers throughout the U.S. and Mexico, and team members around the world helping shape the success of its customers. For more information about Veritiv and its business segments visit www.veritivcorp.com.

Safe Harbor Provision

Certain statements contained in this press release regarding Veritiv’s strategic plans, the transition of the Canada business and any other statements not constituting historical fact are “forward-looking statements” subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words “believe,” “expect,” “will,” “look forward” or other comparable expressions have been used to identify such forward-looking statements. All forward-looking statements reflect only the company’s current beliefs and assumptions with respect to future results or other events, and are based on information currently available to the company. Accordingly, the statements are subject to significant risks, uncertainties, and contingencies, which could cause actual results or other events to differ materially from those expressed in, or implied by, these statements. Factors that could cause actual results to differ materially from current expectations include the risks and other factors described under "Risk Factors" and elsewhere in Veritiv’s Annual Report on Form 10-K and in Veritiv’s other publicly available reports filed with the Securities and Exchange Commission, as well as the satisfaction of the conditions to closing the transaction. The company is not responsible for updating the information contained in this press release beyond the published date.

Veritiv Contacts:

Investors: Scott Palfreeman, 844-845-2136	Media: Kristie Madara, 770-391-8471